EXHIBIT 5


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APPLEBY SPURLING HUNTER                                                  e-mail:
Barristers and Solicitors                              SMorris@applebyglobal.com

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                                                11 October 2005

 Orient-Express Hotels Ltd.
 22 Victoria Street
 Hamilton HM 12
 Bermuda


Dear Sirs

Form S-3 Registration Statement

We have acted as Bermuda counsel to Orient-Express Hotels Ltd. a Bermuda company (the "Company"), in connection with the proposed offer and sale by Sea Containers Ltd. of up to 9,903,300 issued and outstanding Class A Common Shares of the Company (the "Shares"), consisting of 7,443,901 issued and outstanding Class A Common Shares of the Company (the "Outstanding Shares") and 2,459,399 Class A Common Shares issuable upon conversion 2,459,399 Class B Common Shares of the Company (the "Conversion Shares"). Such offering is the subject of a Registration Statement on Form S-3 under the United States Securities Act of 1933 Registration No. 333-102576 (the "Registration Statement"). Each Share includes, or will upon issuance include a preferred share purchase right (a "Right"), and such Right (until the "Distribution Date" as defined in the Rights Agreement providing for the Rights) will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.

For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the "Documents").


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Assumptions

In stating our opinion we have assumed:

     (a) the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarized or photostatic copies;

     (b) that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

     (c)  the genuineness of all signatures on the Documents;

     (d) the authority, capacity and power of each of the persons signing the Documents (other than the directors and officers of the Company);

     (e) that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

     (f) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Outstanding Shares, the Conversion Shares and the Rights which would have any implication in relation to the opinions expressed herein;

     (g) that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

     (h) that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;


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     (i)  that the  Resolutions  are in full  force and effect and have not been
          rescinded,   either  in  whole  or  in  part,  accurately  record  the
          resolutions adopted by each member of the Board of Directors of the Company as unanimous written resolutions, or passed at a meeting of the Board of Directors of the Company that was duly convened and at which a duly constituted quorum was present and voting throughout, and that there is no matter affecting the authority of the Directors to authorise the sale of the Outstanding Shares and the issue of the Conversion Shares, pursuant to the terms of the Registration Statement not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

     (j) that, when the Directors of the Company passed the Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company; and

     (k) that at the time of issuance of the Shares the Company received in relation to each Share consideration therefor in cash or other value the greater of (i) the price at which the Company agreed to issue the Shares or (ii) the par value at the date of issue.


Opinion

Based upon and subject to the foregoing, and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

     1. The Outstanding Shares and the Rights attached thereto are duly authorised and legally issued.

     2. The Conversion Shares and the Rights attached thereto are duly authorised and upon issuance in accordance with the terms attaching thereto will be legally issued.

     3.   The Outstanding Shares are fully paid and non-assessable.

     4. The Conversion Shares, upon issuance in accordance with the terms attaching thereto, will be fully paid and non-assessable.

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Reservations

We have the following reservations:

     (a) We express no opinions as to any law other than Bermuda law and none of the opinions expressed in this opinion relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date of this opinion.

     (b) The foregoing reference to the Shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of Shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their Shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares of the Company, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

     (c) Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

          (i) details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

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          (ii) details of matters  which  should  have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

          (iii) whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

          (iv) whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

          (v) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

     (d) In order to issue this opinion we have carried out the Company Search as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the date of such search.

     (e) In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.


Disclosure

This opinion is addressed to the Company in connection with the filing by the Company of the Registration Statement with the United States Securities and Exchange Commission for the purposes of registering the Shares and the Rights under the United States Securities Act of 1933 (as amended), solely for the benefit of the Company and Sea Containers Ltd. and (save as referred to in the following paragraph), is not to be relied upon for any other purpose or quoted, or referred to in any public document, or filed with any governmental agency or person without our prior written consent, except as may be required by law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the captions "Risk Factors" and "Legal Matters" in the

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prospectus forming a part of the Registration Statement. In giving this consent, we do not admit we are in the category of persons whose consent is required under section 7 of the United States Securities Act of 1933.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect to it in any jurisdiction other than Bermuda. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully
/s/ Appleby Spurling Hunter


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                                    SCHEDULE

          1. The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 11 October 2005 (the "Company Search").

          2. The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 11 October 2005 in respect of the Company (the "Litigation Search").

          3. Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws as at the date hereof.

          4. Certified copy of the resolutions of the Board of Directors passed at meeting of the Meeting of the Board of Directors of the Company held on 11 February 2003 and resolutions adopted by each member of the Board of Directors of the Company as unanimous written resolutions on 20 December 2002(the "Resolutions").

          5. A certified copy of the "Foreign Exchange Letter", dated 16 October 1987 issued by the Bermuda Monetary Authority, Hamilton, Bermuda in relation to the Company.

          6. A certified copy of the "Tax Assurance", dated 8 December 1987, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

          7. A Certificate of Compliance, dated 4 October 2005 issued by the Ministry of Finance in respect of the Company.

          8. Certificate of Incumbency in respect of the Company dated 11 October 2005.

          9. A certified copy of the Register of Directors and Officers in respect of the Company.

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          10.  An  electronic  copy of the  Registration  Statement on Form S-3, including the Post-Effective Amendment No. 1 thereto, with respect to the Shares and Rights, Registration No. 333-102576 (including the prospectus issued by the Company in connection with the offering of the Shares (the "Registration Statement")).

          11. An electronic copy of the Rights Agreement dated as of 1 June 2000 entered into between the Company and Fleet National Bank as Rights Agent ("Rights Agreement").

          12. A copy of the permission dated 28 November 2002 given by the Bermuda Monetary Authority under the Exchange Control Act 1972 and related regulations in relation to the issue and subsequent free transferability of the securities of the Company.


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